Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO UPDATES DRILLING
AND CALLIOPE GAS RECOVERY SYSTEM ACTIVITIES
Successful Drilling Continues on Northern Anadarko Shelf Acreage
Additional Drilling Scheduled This Year for Both Oklahoma and Texas
New Installations Scheduled for Calliope Gas Recovery System
DENVER, COLORADO, August 16, 2005 — CREDO Petroleum Corporation (NASDAQ: CRED) today provided an update on its Anadarko Basin drilling program, its South Texas and Kansas exploration projects, and activities regarding its Calliope Gas Recovery System.
NORTHERN ANADARKO SHELF DRILLING YIELDS
CONTINUED SUCCESS
The company currently drills primarily on its 40,000 gross acre inventory located along the shelf of the Northern Anadarko Basin in Oklahoma. A series of three wells were recently drilled in Harper and Ellis Counties, Oklahoma, all of which will be completed for production. The company has completed eight consecutive wells as producers. The wells, which ranged from development to rank wildcat, are located on five different prospects.
A third wildcat well was drilled on the company’s 4,500 gross acre Glacier Prospect. The Ruby State #1-27 tested the Morrow formation at 7,550 feet. The well is currently classified as a tight hole, which means that further information is not being released for proprietary business reasons. The company owns a 57% working interest and is the operator. Additional wells are planned for the prospect.
Approximately 13 miles northwest, the Owens #2R-21 is the fifth well on the company’s 2,560 gross acre Buffalo Creek Prospect. The 6,900-foot well offset the company’s Owens #1-21 discovery which was drilled in mid-2004 and has produced 26,000 barrels of oil and 25 MMcf (million cubic feet of gas) from the Oswego formation. The Owens #2R-21 encountered nine feet of porous Oswego limestone and six feet of Chester limestone. Electric logs indicate that both formations are productive. The well is currently being completed for production. CREDO is the operator and owns a 31% working interest. Additional wells are planned for the prospect.
Fifteen miles to the southwest, the company completed the third well on the Rodeo portion of its 14,000 gross acre Sand Creek Prospect. The 7,800-foot Rosalee #2-9 encountered nine feet of Morrow sands and 12 feet of Chester limestone. Electric logs indicate that both formations are productive. The well is in line for completion after the Owens #2R-21. CREDO is the operator and owns a 25% working interest.
Eighteen miles to the south, the previously reported Freeman #1-32 was the third well drilled on the company’s 1,280 gross acre Gage Prospect. The 9,125-foot well encountered 25 feet of Morrow sand and has been connected for pipeline sales. Two sections of the Morrow sand that were separately completed for production have now been commingled. The well is currently producing at a stabilized daily rate of approximately 1.0 MMcf and is continuing to “clean up”. CREDO owns a 30% working interest.
James T. Huffman, President, said, “We have drilled about 75 wells on our Anadarko Shelf acreage, and some of the more recent wells appear to be among the best. This acreage continues to hold excellent potential and we believe many new wells will be required to fully evaluate the acreage. We are planning three to five additional wells on the acreage before year-end.”
SOUTH TEXAS AND NORTH-CENTRAL KANSAS EXPLORATION
RAMPING-UP
Huffman further stated, “This year we significantly expanded both the volume and breadth of our exploration program with new projects in South Texas and north-central Kansas. It is our intention to diversify our exploration geographically, scientifically, and in terms of capital, risk and reserve potential. Compared to our Oklahoma drilling, the South Texas project involves higher costs and greater risks but significantly higher per well reserve potential. The north-central Kansas project is geared to oil exploration and has excellent potential to add significant reserves at moderate costs and risks.”
The South Texas project is 3-D seismic driven and focuses on the Vicksburg, Frio and Queen City sands in Hidalgo and Jim Hogg Counties. The project is off to a good start with the first five drilling prospects currently being leased. Drilling will consist primarily of wildcat wells ranging in depth from 7,200 to 15,500 feet, and is expected to commence late this year. The company has committed approximately $1,500,000 to the project, exclusive of drilling. Drilling participation will be determined on a case-by-case basis. CREDO owns 75% of the project before payout and 35% after payout.
In north-central Kansas, the company has acquired a 25% working interest in approximately 16,000 gross acres. Shooting of 3-D seismic is expected to commence shortly on approximately 25 square miles in about nine different segments. The seismic will then be processed and interpreted, with drilling expected by mid-2006. The company has committed approximately $1,000,000 to the project for acreage and seismic. Drilling participation will be determined on a case-by-case basis.
NEW INSTALLATIONS SCHEDULED
FOR CALLIOPE GAS RECOVERY SYSTEM
“Realizing Calliope’s value continues to be management’s top priority, and I believe we are well along the road to achieving that goal,” Huffman said. “The Calliope segment of the company’s business is focused on two areas: increasing the number of Calliope installations through joint ventures with larger companies and expanding our effort to directly purchase Calliope candidate wells from third parties.”
Joint venture presentations have been made to a range of companies, including majors and large independents. All of the companies have expressed a keen interest in Calliope. Joint venture discussions are in various stages with several of those companies, including evaluation of candidate wells.
The company has recently acquired several wells that are in various stages of evaluation for Calliope installations. Testing is currently underway on the previously reported Adolfo Trevino well. The 9,800-foot well is located in South Texas and has produced 23.7 Bcf (billion cubic feet of gas) from the Wilcox formation. The well was abandoned in 1993 and is currently dead. The company owns a 79% working interest and is the operator.
In southwest Texas, the company recently purchased two Calliope candidate wells. These 11,700-foot wells have produced 3.0 Bcf and 65,000 barrels of oil and 5.4 Bcf and 158,000 barrels of oil, and are currently uneconomic. Initial testing indicates they are good Calliope candidates, with installations expected in September. CREDO owns a 59% working interest and is the operator.
In western Oklahoma, the company has fracture stimulated and completed evaluation of the 18,700-foot Wallace well for a Calliope installation. A casing leak had previously been repaired. The well has produced 25 Bcf and is currently dead. A Calliope installation is scheduled for September. The company owns an 87.5% working interest and is the operator.
The company’s patented Calliope Gas Recovery System brings uneconomic and dead gas wells back to life by removing liquids from the wellbore. Calliope is unique compared to other fluid lift systems because it does not rely on bottom-hole pressure to lift liquids, it has only one down-hole moving part, and it creates simultaneous flow reversal in two wellbore chambers. The system is currently installed on 15 wells which are owned and operated by the company. Non-prototype wells have average incremental Calliope reserves of 1.1 Bcf and have produced at an average initial daily rate of 270 Mcf (thousand cubic feet of gas) which ranks them in the top 15% of onshore producing wells. The average production decline rate of 8% is well below industry averages.
For more information about the company and the Calliope Gas Recovery System, visit http://www.credopetroleum.com.
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Contact:	David W. Vreeman
Vice President & CFO
303-297-2200
Web Site:	www.credopetroleum.com
CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Small-Cap Issues” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.